Exhibit 99.1

HUDSON TECHNOLOGIES RECEIVES 5-YEAR RENEWAL AWARD FOR DEPARTMENT OF DEFENSE CONTRACT; extending the toTal contract period to ten years

PEARL RIVER, NY – June 29, 2021– Hudson Technologies, Inc. (NASDAQ: HDSN) announced today that the United States Defense Logistics Agency (“DLA”) has exercised its renewal option to contract Hudson for an additional five years as the prime contractor for the management and supply of refrigerants, compressed gases, cylinders and related items to US Military Commands and Installations, Federal civilian agencies and Foreign Militaries.  The contract renews the Company’s original five-year agreement entered into with the DLA in July 2016 and represents a potential total of $400 million in sales to the Department of Defense (“DoD”) over the total 10 year contract period. The renewal is a firm-fixed-price contract with quarterly economic price adjustments subject to indefinite delivery, indefinite quantity (“IDIQ”). The primary users include the US Army, Navy, Air Force, Marine Corps and Coast Guard.

Brian F. Coleman, CEO of Hudson Technologies, commented, “We are in the process of completing our fifth year supporting the DoD, and have received exceptional ratings across all of the performance categories measured by the agency. This renewal is an indication of the strength of our capabilities as a strategic supply partner and the success of our partnership with DoD. We’re pleased to have secured a continuation of our contract to provide critical industrial and refrigerant gases to the wide range of locations and facilities the DoD oversees.”

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, fault detection and diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2020 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, Chairman & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com